Exhibit 23.1
Consent of Independent Registered Public Accounting Firm

The Board of Directors
Vulcan Materials Company:

We consent to the incorporation by reference in the registration statements (No. 333-147449 and 333-147450) on Forms S-8 of Vulcan Materials Company our reports dated November 16, 2007, with respect to the consolidated balance sheets of Florida Rock Industries, Inc. and subsidiaries as of September 30, 2007 and 2006, and the related consolidated statements of income, shareholders’ equity and comprehensive income, and cash flows for each of the years in the three-year period ended September 30, 2007 and the related financial statement schedule, and the effectiveness of internal control over financing reporting as of September 30, 2007, incorporated herein. Our audit report on the consolidated financial statements refers to a change in the method of computing share-based compensation as of October 1, 2005 and a change in the method of accounting for defined benefit postretirement plans as of September 30, 2007.

/s/ KPMG LLP
Jacksonville, Florida
November 16, 2007
Certified Public Accountants